EXHIBIT 23.2



                      Consent of Independent Accountants

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Frank's Nursery & Crafts, Inc. (File No. 333-50815, Amendment No. 2) of our report dated March 13, 1998 relating to the financial statements of Frank's Nursery & Crafts, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Independent Accountants" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."


/s/ Price Waterhouse LLP

Price Waterhouse LLP
Bloomfield Hills, Michigan
June 29, 1998